Exhibit 99.1

News Release

General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces Management

Changes and Board Additions

HOUSTON—(GLOBE NEWSWIRE)—Oct. 29, 2018—Sanchez Energy Corporation (NYSE: SN) today announced the appointment of an Interim Chief Financial Officer and two new independent members to its Board of Directors.  The Board also appointed Tony Sanchez, III, President of Sanchez Energy in addition to his current position of Chief Executive Officer.

Cameron W. George has been appointed Interim Chief Financial Officer of Sanchez Energy, effective immediately.  Mr. George joined Sanchez Energy in 2016 as Senior Vice President of Capital Markets and has more than 15 years of investment banking and industry experience encompassing corporate finance, mergers and acquisitions, financial reporting, treasury, risk management and investor relations.  Since joining Sanchez Energy, he has led the financing of its asset base and operations and will continue to serve as the primary corporate contact with investment banks, capital providers and rating agencies in addition to leading the company’s finance, accounting, treasury, investor relations and business development activities.

Mr. George led the finance team at Linn Energy, LLC from 2005 until joining Sanchez Energy.  Before that, he was an investment banker in the energy group at RBC Capital Markets.  Mr. George graduated summa cum laude with business honors and earned a Bachelor of Business Administration in finance with an accounting concentration from Southern Methodist University.

Mr. George will succeed Howard J. Thill, who resigned from the company to pursue other opportunities.  Mr. Thill’s departure is not related to any disagreements regarding financial disclosures, accounting matters or other business issues.

Eugene I. Davis and Adam C. Zylman have been appointed to Sanchez Energy’s Board of Directors.  Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC,

a private consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning.  Before forming PIRINATE, Mr. Davis served as President, Vice Chairman, and Director of Emerson Radio Corporation from 1990 to 1997.  He also served as Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. from 1996 to 1997.  Mr. Davis currently serves as a Director of Seadrill Limited (NYSE: SDRL), VICI Properties Inc. (NYSE: VICI) and Verso Corporation (NYSE:VRS).  Mr. Davis holds a bachelor’s degree from Columbia College, a Master of International Affairs degree in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law.

Mr. Zylman co-founded Sunland Capital in 2009, a privately-owned holding company that invests in energy, industrial and infrastructure service companies.  Mr. Zylman has been involved in dozens of new platform company recapitalizations and add-on acquisition transactions, as well as the successful sale or initial public offering of several companies.  Prior to co-founding Sunland Capital, Mr. Zylman held roles at SCF Partners and Merrill Lynch & Co.  Mr. Zylman has a Bachelor of Arts in economics and managerial studies from Rice University and is a member of the Houston Chapter of YPO.

“Today’s leadership changes help set the stage for the next phase of the company’s corporate development,” said Mr. Sanchez.  “Cam has demonstrated tremendous leadership in the company’s transformational initiatives over the past two years, and we are pleased that he is stepping up to take a larger role with the company.  With his unique industry experience and extensive financial and accounting knowledge, he will play a key role in developing and implementing a corporate strategy that supports the company’s continued development.

“In addition, we are pleased to be adding two high-quality individuals with tremendous experience and great reputations to the Board.  Their technical knowledge and unique perspective will be valuable additions to the company.”

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Director, Capital Markets & Investor Relations

(713) 756-2797